Exhibit 1.02
Conflict Minerals Report of Vera Bradley, Inc.
In accord with Rule 13p-1 under the Securities Exchange Act of 1934

This is the Conflict Mineral Report of Vera Bradley, Inc. for calendar year 2013 (excepting conflict minerals that, prior to January 31, 2013, were located outside of the supply chain) in accord with Rule 13p-1 under the Securities Exchange Act of 1934 (“Rule 13p-1”).

1.    Introduction

The intent of this Conflict Minerals Report (CMR) is to describe Vera Bradley, Inc.’s due diligence process following Rule 13p-1 requirements. Per Rule 13p-1, due diligence is used to support a company’s determination whether or not there is evidence that the smelters or refiners within its supply chain are sourcing minerals that are considered “DRC Conflict Free”, that have “not been found to be DRC Conflict Free”, or that are “DRC Conflict Undeterminable”.

2.    Product Description

Vera Bradley, Inc. contracts to manufacture products that may contain 3TG, such as handbags, apparel and fashion accessories.

Suppliers were requested to use the Electronic Industry Citizenship Coalition (EICC) and Global e-Sustainability Initiative (GeSI) Conflict Minerals Due Diligence Template (EICC-GeSI Template) to identify 3TG smelters and refiners (SORs) and associated countries of origin. Below is a summary of verified smelters1:

SOR / Facility Name	Conflict-Free Status
Gold
None	N/A
Tin
Minmetals Ganzhou Tin Co. Ltd.	Unknown
Jiangxi Nanshan	Unknown
Tungsten
None	N/A
Tantalum
None	N/A

Countries of Origin for these SORs are believed to include: China, Indonesia

3.    Design of Due Diligence Measures

Vera Bradley, Inc.’s due diligence process is based on the Organization for Economic Cooperation and Development’s (OECD’s) Due Diligence Guidance for Responsible Supply Chains of Minerals from Conflict-Affected and High-Risk Areas and accompanying Supplements2. It is important to note that the OECD Guidance was written for both upstream3 and downstream4 companies in the supply chain. As Vera Bradley, Inc. is a downstream company in the supply chain, our due diligence practices were tailored accordingly.

1Verified smelters are those listed by the EICC.

4.    Due Diligence Measures Implemented

Due Diligence measures undertaken by Vera Bradley, Inc. included the following:

•	Adopt a conflict minerals policy. Our conflict minerals policy is publicly available at http://www.verabradley.com/custserv/custserv.jsp?pageName=supplychain.

•	Implement internal measures taken to strengthen company engagement with suppliers

•	Engage with suppliers to identify the Smelters or Refiners (SORs) in the supply chain

•
Engage with SORs to obtain mine of origin and transit routes and assess whether SORs have carried out all elements of due diligence for responsible supply chains of minerals from conflict-affected and high-risk areas

•	Report risk management findings to senior management

•	Report Annually on Supply Chain Due Diligence. The Form SD and CMR contained herein and publicly available at http://www.verabradley.com/custserv/custserv.jsp?pageName=supplychain.

5.    Steps to Improve Due Diligence
Vera Bradley, Inc. will endeavor to continuously improve upon its supply chain due diligence efforts via the following measures:

•	Continue to assess the presence of 3TG in its supply chain

•	Clearly communicate expectations with regard to supplier performance, transparency and sourcing

•	Increase the response rate for RCOI process

•	Continue to compare RCOI results to information collected via independent conflict free smelter validation programs such as the EICC/GeSI Conflict Free Smelter program

•	Design and implement a strategy to respond to supply chain risks

•	Devise and adopt a risk management plan

•
Contact smelters identified as a result of the RCOI process and request their participation in obtaining a “conflict free” designation from an industry program such as the EICC/GeSI Conflict Free Smelter program.

6.    Independent Private Sector Audit
Based on Vera Bradley, Inc.’s declaration of “DRC Conflict Undeterminable”, a private sector audit is not required.

2 OECD Due Diligence Guidance for Responsible Supply Chains of Minerals from Conflict-Affected and High-Risk Areas, Supplement on Tin, Tantalum and Tungsten and Supplement on Gold, 2013; http://www.oecd.org/daf/inv/mne/GuidanceEdition2.pdf.
3 Upstream companies refer to those between the mine and SOR. As such, the companies typically include miners, local traders, or exporters from the country of mineral origin, international concentrate traders and SORs.
4 Downstream companies refer to those entities between the SOR and retailer. As such, the companies typically include metal traders and exchanges, component manufacturers, product manufacturers, original equipment manufacturers (OEMs) and retailers.